SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 3, 2008

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

331 East Evelyn Avenue
Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 962-4000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In October 2008, UBS, the fund manager with whom Conceptus, Inc. (the “Company”) holds its auction rate securities, announced an offer to its clients holding auction rate securities (the “Offer”). Under the Offer, UBS would issue Series C-2 Auction Rate Securities Rights (the “Rights”) to the Company. The Rights would allow the Company to sell the auction rate securities held in the Company accounts with UBS to UBS at par value during the period beginning June 30, 2010 and ending July 2, 2012. In exchange, the Company would be required to release UBS from claims that it may have for damages related to the auction rate securities (other than consequential damages), and the Company would grant UBS the right to sell or otherwise dispose of the Company’s auction rate securities on its behalf (so long as the Company is paid the par value of the auction rate securities upon any disposition). As of November 30, 2008, the par value of the Company’s auction rate securities was $48.5 million and the market value according to UBS of those securities was approximately $40.1 million. Under the Offer, the Company would also be entitled to receive no net cost loans from UBS or its affiliates for up to 75% of the market value of the Company’s auction rate securities.

The Company has accepted the Offer and entered into a Credit Line Agreement (the “Credit Line”), including an Addendum to Credit Line Account Application and Agreement, and on December 3, 2008 borrowed approximately $30.0 million under the Credit Line. The amount of interest the Company will pay under the Credit Line is intended to equal the amount of interest the Company would receive with respect to the Company’s auction rate securities. The borrowings under the Credit Line are payable upon demand; however, UBS or its affiliates are required to provide to the Company alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events or the customer relationship between UBS and the Company is terminated for cause by UBS.

The descriptions of the Rights and the Credit Line in this Report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon current expectations that involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed below. We assume no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results.

The Rights are subject to a number of risks. Given the substantial dislocation in the financial markets and among financial services companies, we cannot assure you that UBS will ultimately have the ability to repurchase our auction rate securities at par, or at any other price. Additional risks include: these rights will be unsecured contractual obligations of UBS; UBS will control our auction rate securities until we elect to sell our auction rate securities to UBS; the value of our auction rate securities will fluctuate prior to our exercising our right to sell our auction rate securities to UBS; the returns we achieve on any future investments may not achieve the returns we received on our auction rate securities prior to the failure of the auction rate securities market; we were required to release claims against UBS, which will prevent us from making claims against UBS related to our investment in auction rate securities, other than claims for consequential damages.

The form of Right and Credit Line are filed as exhibits to the Registration Statement on Form F-3 filed by UBS AG on October 7, 2008. The definitive Right and Credit Line will be filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/	Gregory E. Lichtwardt
Gregory E. Lichtwardt Executive Vice President, Treasurer and Chief Financial Officer

Dated:  December 9, 2008

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